Exhibit 10.3

Execution

COLLATERAL ASSIGNMENT OF TRANSITION SERVICES DOCUMENTS

THIS COLLATERAL ASSIGNMENT OF TRANSITION SERVICES DOCUMENTS (“Assignment”), dated August 10, 2011, is by Lerner New York Holding, Inc., a Delaware corporation (“Parent”), New York & Company, Inc., a Delaware corporation (“NY&Co”, and together with Parent, collectively, “Assignor”), with Assignor’s chief executive offices located at 450 W. 33rd Street, New York, New York 10001, in favor of Wells Fargo Bank, National Association, a national banking association, in its capacity as agent for Secured Parties (as hereinafter defined) (in such capacity, together with its successors and assigns, “Assignee”), having an office at One Boston Place, 19th Floor, Boston, Massachusetts 02108.

W I T N E S S E T H:

WHEREAS, Assignor and Limited Brands, Inc. (“LBI”) have entered into the Transition Services Agreement, dated as of November 27, 2002 (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Transition Services Agreement”), and together with the other agreements, documents and instruments executed and/or delivered in connection therewith, collectively, the “Transition Services Documents”) pursuant to which LBI and/or its subsidiaries and affiliates provide and will provide certain transportation, administrative, financial, management information technology, logistics and other services to Assignor;

WHEREAS, Assignor and Assignee have entered into financing arrangements pursuant to which Lenders (as hereinafter defined), or Assignee on behalf of Lenders, may make loans and advances and provide other financial accommodations to Assignor as set forth in the Third Amended and Restated Loan and Security Agreement, dated as of even date herewith, among Assignor, certain affiliates of Assignor, the persons from time to time party thereto as lenders (each a “Lender”, and collectively, “Lenders”) and Assignee (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”) and other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto, including, but not limited to, this Assignment (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”); and unless otherwise defined herein, all capitalized terns used herein and not defined herein shall have the meanings given in the Loan Agreement;

WHEREAS, Assignee has agreed to act as agent for the benefit Lenders and certain other parties named in the Financing Agreements (collectively, “Secured Parties”) in connection with the transactions contemplated by the Financing Agreements and this Assignment; and

WHEREAS, in order to induce Assignee and Lenders to make loans and advances and provide other financial accommodations to Assignor pursuant to the Loan Agreement and the other Financing Agreements, Assignor has agreed to grant to Assignee, for itself and on behalf of Secured Parties, certain collateral security as set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                       Grant of Security Interest and Assignment.  As collateral security for the prompt performance, observance and indefeasible payment in full of all of the Obligations (as hereinafter defined), Assignor hereby assigns, pledges, transfers, sets over and grants to Assignee, for the benefit of each Secured Party, a continuing security interest in and a general lien upon, all of Assignor’s now existing or hereafter arising right, title and interest in and to each of the Transition Services Documents and all proceeds thereunder, including, but not limited to, (a) all rights of Assignor to have the services provided under the Transition Services Agreement and to exercise all remedies thereunder and to require performance by LBI of its obligations under the Transition Services Documents; (b) all rights of Assignor to receive monies due to become due to it under or in connection with the Transition Services Documents; (c) all rights of Assignor to indemnification and claims for damages or other relief pursuant to or in respect of the Transition Services Documents; (d) all rights of Assignor to exercise the royalty-free, paid-up licenses granted to Assignor with respect to certain computer software codes and computer software programs pursuant to any quitclaim licenses entered into pursuant to the Transition Services Agreement, together with  any other licenses for the use of intellectual property set forth in the Transition Services Documents; and (e) all proceeds (as defined in the UCC), collections, recoveries and rights of subrogation with respect to the foregoing, in each case, whether now owned or hereafter acquired or arising and wherever located (all of the foregoing being collectively referred to herein as the “Collateral”).

2.                                       Obligations Secured.  The assignment, security interest and lien granted to Assignee pursuant to this Assignment shall secure the prompt performance, observance and payment in full of any and all Obligations (as defined in the Loan Agreement).

3.                                       No Assumption of Duties.  This Assignment is executed only as security for the Obligations and, therefore, the execution and delivery of this Assignment shall not subject Assignee, any Secured Party, to, or transfer or pass to Assignee, any Secured Party, or in any way affect or modify, the liability of Assignor under the Transition Services Documents.  In no event shall the acceptance of this Assignment by Assignee or the exercise by Assignee of any rights hereunder or assigned hereby, constitute an assumption of any liability or obligation of Assignor to any of the other parties to the Transition Services Documents or any other persons.

4.                                       Representations, Warranties and Covenants.  Assignor hereby represents, warrants and covenants with and to Assignee, for the benefit of Secured Parties, the following (all of such representations, warranties and covenants being continuing as long as any of the Obligations are outstanding):

(a)                                  Each of the Transition Services Documents is and shall be a legal, valid and binding obligation of Assignor.

(b)                                 No default or event of default under or with respect to the Transition Services Documents exists or has occurred (i) that would adversely affect the interests of Assignee and Secured Parties in the Collateral granted hereunder or collateral granted under the Loan Agreement or any of the other Financing Agreements or adversely affect any rights or remedies of Assignee and Secured Parties under the Financing Agreements or (ii) that could reasonably be expected to have a material adverse effect on the financial condition, business, performance or results of operation of the business of Borrowers and Guarantors as it relates to the services performed for Borrowers and Guarantors under the Transition Services Documents.

(c)                                  Assignor has obtained all consents required for the valid and binding assignment of the Transition Services Documents, other than the acknowledgment of LBI which Assignor shall obtain on or before the time set forth in the Post Closing Letter, dated of even date herewith, among Borrowers, Guarantors and Assignee.

(d)                                 Assignor shall promptly and faithfully abide by, perform and discharge in all material respects the obligations, covenants, conditions and duties which the Transition Services Documents provide are to be performed by Assignor.

(e)                                  Each of the Transition Services Documents is in full force and effect and, without the prior written consent of Assignee, Assignor will not amend, supplement or otherwise modify or terminate any of the terms or provisions of any of the Transition Services Documents in a manner that would adversely affect the Obligations or the Collateral in any material way, as determined in the good faith by Assignor so long as no Cash Dominion Event exists or has occurred and is continuing, in which case, Assignor shall obtain the prior written consent of Assignee to amend, supplement or otherwise modify or terminate any of the terms or provisions of any of the Transition Services Documents.

(f)                                    At Assignor’s sole cost and expense, Assignor shall appear in and defend any action or proceedings that in Assignor’s good faith judgment could materially adversely affect  the Obligations or the Collateral and arising under, growing out of or in any manner connected with the obligations, covenants, conditions, duties, agreements or liabilities of Assignor under the Transition Services Documents so long as no Cash Dominion Event exists or has occurred and is continuing, in which case, Assignor shall appear in and defend any action or proceedings unless otherwise agreed to by Assignee in writing

(g)                                 Assignor shall (i) promptly notify Assignee of each and every dispute with, proceeding or claim against, cause of action or litigation involving any person that could have a material adverse impact on the Obligations or the Collateral for which Assignor has or may have any right to indemnification or claim for damages or other relief or remedies, whether at law or in equity, arising under or in connection with the Transition Services Documents, (ii) diligently enforce all rights to indemnification or claim for damages or other relief or remedies, whether at law or in equity, arising under or in connection with the Transition Services Documents, except as determined not to be in the best interests of Assignor in its good faith business judgment so long as no Cash Dominion Event exists or has occurred and is continuing, in which case, Assignor shall diligently enforce such rights, relief or remedies unless otherwise agreed to by Assignee in writing, and (iii) not take or permit, and has not taken or permitted since the execution of the Transition Services Documents, any action that could adversely affect, in the good faith judgment of Assignee, the Obligations or the Collateral.

(h)                                 Assignor shall promptly deliver or cause to be delivered a copy of every material written notice or communication received by Assignor pursuant to any of the Transition

Services Documents to Assignee in the manner and at the place provided for notices contained herein.

(i)                                     In no event shall Assignor without the prior written consent of Assignee, waive, release or discharge any of its rights or any of the obligations, duties or liabilities of any other party to the Transition Services Documents that have a material effect on the Obligations or the Collateral, or compromise or settle any right or any claim or dispute with respect to any of its rights or any of the obligations, duties or liabilities of any other party to the Transition Services Documents that could have a material effect on the Obligations or the Collateral.  No such waiver, release, discharge, compromise or settlement shall be effective without the prior written consent of Assignee.

5.                                       Events Of Default.  All Obligations shall become immediately due and payable, without notice or demand, at the option of Assignee, upon the occurrence of any Event of Default, as such term is defined in the Loan Agreement (each an “Event of Default” hereunder).

6.                                       Rights And Remedies.

(a)                                  At any time an Event of Default exists or has occurred and is continuing, Assignee shall have all rights and remedies under this Assignment, the UCC and other applicable law, and shall have the absolute right to enforce, in its name, any and all rights to indemnification or claim for damages or other relief or remedies, whether at law or in equity, arising under or in connection with the Transition Services Documents, or otherwise and apply the proceeds thereof to the Obligations in such order or manner as Assignee shall determine.

(b)                                 In order to effectuate the foregoing, Assignor, for itself and its respective successors and assigns, hereby constitutes and appoints Assignee and each officer and employee thereof as its attorney in fact with power to assert claims and commence and prosecute suit against any Person or to settle or compromise any such claim or suit relating to any such right, claim, relief or remedy, and to sign and file any and all papers required in connection therewith and to take any and all other action which Assignee may, in its good faith discretion, deem appropriate.  Assignor hereby ratifies and approves all acts which Assignee or any officer or employee thereof as attorney may do and this power of attorney, being coupled with an interest, is irrevocable as long as any of the Obligations remain outstanding.

(c)                                  No failure to exercise, and no delay in exercising on the part of Assignee any right, power or privilege under this Assignment, the Loan Agreement or under any of the other Financing Agreements or other documents referred to herein or therein shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power and privilege.  The rights and remedies of Assignee under this Assignment, the other Financing Agreements or applicable law, are cumulative and not exclusive and all such rights and remedies may be exercised alternatively, successively or concurrently.

7.                                       Jury Trial Waiver; Other Waivers And Consents; Governing Law.

(a)                                  Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(i)                                     The validity, interpretation and enforcement of this Assignment and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflict of laws or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

(ii)                                  Assignor and Assignee irrevocably consent and submit to the non-exclusive jurisdiction of the Supreme Court of the State of New York for New York County and the United States District Court for the Southern District of New York, whichever Assignee may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Assignment or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Assignment or the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Assignee or any Secured Party shall have the right to the extent provided in the Loan Agreement to bring any action or proceeding against Assignor or its property in the courts of any other jurisdiction which Assignee deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against Assignor or its property).

(iii)                               Assignor and Assignee hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Assignee’s option, by service upon Assignor in any other manner provided under the rules of any such courts.  Within thirty (30) days after such service, Assignor shall appear in answer to such process, failing which Assignor shall be deemed in default and judgment may be entered by Assignee against Assignor for the amount of the claim and other relief requested.

(iv)                              ASSIGNOR AND ASSIGNEE EACH HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS ASSIGNMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS ASSIGNMENT OR THE TRANSACTIONS RELATED HERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  ASSIGNOR AND ASSIGNEE EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ASSIGNOR OR ASSIGNEE MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS ASSIGNMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(v)                                 Neither Assignee nor any Secured Party shall have any liability to Assignor (whether in tort, contract, equity or otherwise) for losses suffered by Assignor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Assignment, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Assignee or such Secured Party, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct of Assignee and/or Secured Party.  In any such litigation, Assignee and Secured Parties shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Assignment.  Assignor hereby: (i) certifies that neither Assignee, any Lender nor any representative, agent or attorney acting for or on behalf of Assignee or any Secured Party has represented, expressly or otherwise, that Agent and Lenders would not, in the event of litigation, seek to enforce any of the waivers provided for in this Assignment or any of the other Financing Agreements and (ii) acknowledges that in entering into this Assignment and the other Financing Agreements, Assignee and Secured Parties are relying upon, among other things, the waivers and certifications set forth in Section 11.1 of the Loan Agreement and elsewhere therein.

8.                                       Miscellaneous.

(a)                                  All notices, requests and demands hereunder shall be in writing and shall be deemed to have been duly given or made: if delivered in person, immediately upon delivery; if by telex, telegram, or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next business day, one (1) business day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.  All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to Assignor:	c/o Lerner New York, Inc.
450 West 33rd Street
New York, NY 10001
Attention: General Counsel

If to Assignee:	Wells Fargo Bank, National Association
One Boston Place, 19th Floor
Boston, Massachusetts 02108
Attention: Ms. Danielle Baldinelli

(b)                                 All references to the plural herein shall also mean the singular and to the singular shall also mean the plural.  All references to Assignor and Assignee herein shall include their respective successors and assigns.  All references to the term “Person” or “person” herein shall mean any individual, sole proprietorship, partnership, corporation (including, without limitation, any corporation which elects Subchapter S status under the Code), limited liability corporation, limited liability partnership, business trust, unincorporated association, joint stock company, trust, joint venture or other entity or any government or any agency instrumentality or political subdivision thereof.

(c)                                  No provision hereof may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

(d)                                 This Assignment shall be binding upon Assignor and its successors and assigns and inure to the benefit of and be enforceable by Assignee and its successors and assigns.

(e)                                  If any provision of this Assignment is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Assignment as a whole but this Assignment shall be construed as though it did not contain the particular provision or provisions held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by law.

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IN WITNESS WHEREOF, the parties have caused this instrument to be executed by persons duly authorized, as of the date first above written.

ASSIGNOR:

LERNER NEW YORK HOLDING, INC.

By:	/s/ Sheamus Toal
Name:	Sheamus Toal
Title:	EVP, CFO, Treasurer and Secretary

NEW YORK & COMPANY, INC.

By:	/s/ Sheamus Toal
Name:	Sheamus Toal
Title:	EVP, CFO, Treasurer and Secretary

ASSIGNEE:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Danielle Baldinelli
Name:	Danielle Baldinelli
Title:	Vice President

[Signature Page to Collateral Assignment of Transition Services Documents]